Exhibit 99.1

OneSpan Reports Results for Third Quarter and First Nine Months of 2020

Third Quarter Financial Results

●	Total revenue declined 35% to $51.4 million
●	Recurring revenue declined 5% to $22.1 million[1]
●	Annual Recurring Revenue (ARR) grew 27% to $95.7 million[2]
●	Adjusted EBITDA of $2.7 million[3]
●	GAAP loss per share of $(0.04); Non-GAAP earnings per share of $0.03[3]

CHICAGO, November 2, 2020 – OneSpan Inc. (NASDAQ: OSPN), the global leader in securing remote banking transactions, today reported financial results for the third quarter and nine months ended September 30, 2020.

“In the third quarter, we continued to make progress transitioning to a recurring revenue model, with annual recurring revenue growth of 27%, dollar-based net expansion rate4 of 120%, and sequential improvement in Software and Services bookings. Rapidly deployable digitization projects such as e-signature continued to see strong demand” stated OneSpan CEO, Scott Clements. “The pandemic delayed a range of IT and security projects as financial institutions shifted their focus to supporting remote work and other immediate digitization needs. In addition, branch closures around the world limited banks’ new customer account growth reducing near-term demand for certain authentication products. We are optimistic about the mid-term outlook for the company as the core drivers of demand for our solutions remain intact and our pipeline of software and services sales opportunities grew in excess of 40% year on year with strength in e-signature, identity verification and mobile security.”

Third Quarter 2020 Financial Highlights5

●	Revenue for the third quarter of 2020 was $51.4 million, a decrease of 35% from $79.7 million for the third quarter of 2019. Revenue for the first nine months of 2020 was $162.8 million, a decrease of 11% from $183.0 million for the first nine months of 2019. Year-over-year revenue comparisons were affected by the one-time positive impact on third quarter 2019 revenue from Payment Services Directive 2 (PSD2).

●	Gross Profit for the third quarter of 2020 was $36.0 million and $113.0 million for the first nine months of 2020. Gross profit for the third quarter of 2019 was $53.0 million and $122.4 million for the first nine months of 2019. Gross margin for the third quarter of 2020 was 70% and for the first nine months of 2020 was 69%. Gross margin for the third quarter of 2019 was 67% and for the first nine months of 2019 was 67%.
●	GAAP operating loss for the third quarter of 2020 was $2.4 million, and for the first nine months of 2020 was $3.2 million. GAAP operating income for the third quarter of 2019 was $17.1 million, and for the first nine months of 2019 was $8.8 million.

●	Adjusted EBITDA for the third quarter of 2020 was $2.7 million, or 5% of revenue, and for the first nine months of 2020 was $11.0 million, or 7% of revenue. Adjusted EBITDA for the third quarter of 2019 was $19.1 million, or 24% of revenue, and for the first nine months of 2019 was $19.0 million or 10% of revenue.
●	GAAP net loss for the third quarter of 2020 was $1.7 million, or $0.04 per share, and $3.7 million, or $0.09 per share for the first nine months of 2020. GAAP net income for the third quarter of 2019 was $11.8 million, or $0.30 per share. GAAP net income for the first nine months of 2019 was $3.3 million, or $0.08 per share.

●	Non-GAAP net income for the third quarter of 2020 was $1.2 million or $0.03 per diluted share, and for the first nine months of 2020 was $5.3 million, or $0.13 per diluted share. Non-GAAP net income for the third quarter of 2019 was $14.4 million or $0.36 per diluted share, and for the first nine months of 2019 was $11.6 million or $0.29 per diluted share.

●	Cash, cash equivalents and short-term investments at September 30, 2020 totaled $112.7 million compared to $110.8 million and $109.8 million at June 30, 2020 and December 31, 2019, respectively.

1	Recurring revenue is comprised of subscription, term-based software licenses, and maintenance revenue.
2	ARR is calculated as the annualized value of our customer recurring contracts with a term of at least one-year, as of the measuring date. These include subscription, term-based license, and maintenance contracts and exclude one-time fees. To the extent that we are negotiating a renewal with a customer after the expiration of a recurring contract, we continue to include that revenue in ARR if we are actively in discussion with the customer for a new recurring contract or renewal, or until such customer notifies us that it is not renewing its recurring contract.
3	An explanation of the use of non-GAAP measures is included below under the heading “Non-GAAP Financial Measures.” A reconciliation of GAAP to non-GAAP financial measures has also been provided in tables below.
4	Dollar-based net expansion rate is defined as the year-over-year growth in ARR from the same set of customers at the end of the prior year period.
5	2019 results have been revised to correct for certain immaterial errors. For additional information, see the “Revision of Prior Period Financial Statements” section of this press release.
6	Software and services revenue is comprised of software license, subscription, professional services, and maintenance, support and other revenue.

Full Year 2020 Outlook

For the Full Year 2020, OneSpan currently expects:

●	Total revenue in the range of $203 million to $207 million.
●	Software and services revenue[6] in the range of $126 million to $128 million.
●	Hardware revenue in the range of $77 million to $79 million.

Conference Call Details

In conjunction with this announcement, OneSpan Inc. will host a conference call today, November 2, 2020, at 4:30 p.m. EST. During the conference call, Mr. Scott Clements, CEO, and Mr. Mark Hoyt, CFO, will discuss OneSpan’s results for the third quarter 2020.

To access the conference call, dial 866-270-1533 for the U.S. or Canada and 1-412-317-0797 for international callers. The conference ID number is 10148693.

The conference call is also available in listen-only mode at investors.onespan.com. The recorded version of the conference call will be available on the OneSpan website as soon as possible following the call and will be available for replay for approximately one year.

About OneSpan

OneSpan helps protect the world from digital fraud by establishing trust in people’s identities, the devices they use and the transactions they carry out. We do this by making digital banking accessible, secure, easy and valuable. OneSpan’s Trusted Identity platform and security solutions significantly reduce digital transaction fraud and enable regulatory compliance for more than 10,000 customers, including over half of the top 100 global banks. Whether through automating agreements, detecting fraud or securing financial transactions, OneSpan helps reduce costs and accelerate customer acquisition while improving the user experience. Learn more at OneSpan.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of applicable U.S. Securities laws, including statements regarding the potential benefits, performance, and functionality of our products and solutions, including future offerings; our expectations, beliefs, plans, operations and strategies relating to our business and the future of our business; our acquisitions to date and our strategy related to future acquisitions; and our expectations regarding our financial performance in the future. Forward-looking statements may be identified by words such as "seek", "believe", "plan", "estimate", "anticipate", “expect", "intend", and statements that an event or result "may", "will", "should", "could", or "might" occur or be achieved and any other similar expressions. The forward-looking statements include, but are not limited to, our financial outlook for 2020, and the information included under the caption “Outlook for Full Year 2020”. These forward-looking statements involve risks and uncertainties, as well as assumptions which, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Factors that could materially affect our business and financial results include, but are not limited to: market acceptance of our products and solutions and competitors’ offerings; the potential effects of technological changes; the impact of the COVID-10 pandemic and actions taken to contain it; our ability to effectively identify, purchase and integrate acquisitions; the execution of our transformative strategy on a global scale; the increasing frequency and sophistication of hacking attacks; claims that we have infringed the intellectual property rights of others; changes in customer requirements; price competitive bidding; changing laws, government regulations or policies; pressures on price levels; investments in new products or businesses that may not achieve expected returns; impairment of goodwill or amortizable intangible assets causing a significant charge to earnings; exposure to increased economic and operational uncertainties from operating a global business as well as those factors set forth in our Form 10-K (and other forms) filed with the Securities and Exchange Commission. In particular, we direct you to the risk factors contained under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Form 10-K. Our SEC filings and other important information can be found on the Investor Relations section of our website at investors.onespan.com. We do not have any intent, and disclaim any obligation, to update the forward-looking information to reflect events that occur, circumstances that exist, or changes in our expectations after the date of this press release except as required by law.

OneSpan Inc.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019 (1)	2020	2019 (1)
Revenue
Product and license	$30,249	$61,215	$103,893	$132,675
Services and other	21,190	18,476	58,870	50,278
Total revenue	51,439	79,691	162,763	182,953

Cost of goods sold
Product and license	10,064	22,199	33,378	46,966
Services and other	5,414	4,470	16,395	13,622
Total cost of goods sold	15,478	26,669	49,773	60,588

Gross profit	35,961	53,022	112,990	122,365

Operating costs
Sales and marketing	14,576	14,156	44,129	44,579
Research and development	10,643	9,956	31,178	32,428
General and administrative	10,737	9,490	33,851	29,540
Amortization of intangible assets	2,360	2,335	7,049	7,051
Total operating costs	38,316	35,937	116,207	113,598

Operating income (loss)	(2,355)	17,085	(3,217)	8,767

Interest income, net	56	228	389	432
Other income (expense), net	716	(1,611)	887	(1,711)

Income (loss) before income taxes	(1,583)	15,702	(1,941)	7,488
Provision for income taxes	95	3,855	1,758	4,208

Net income (loss)	$(1,678)	$11,847	$(3,699)	$3,280

Net income (loss) per share
Basic	$(0.04)	$0.30	$(0.09)	$0.08
Diluted	$(0.04)	$0.30	$(0.09)	$0.08

Weighted average common shares outstanding
Basic	40,033	40,062	40,050	40,037
Diluted	40,033	40,129	40,050	40,099

(1)	2019 results have been revised to correct for certain immaterial misstatements. For additional information, see the “Revision of Prior Period Financial Statements” section of this press release.

OneSpan Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, unaudited)

	September 30,	December 31,
	2020	2019 (1)
ASSETS
Current assets
Cash and equivalents	$85,931	$84,282
Short term investments	26,811	25,511
Accounts receivable, net of allowances of $3,837 in 2020 and $2,524 in 2019	54,475	62,405
Inventories, net	14,029	19,819
Prepaid expenses	6,439	6,198
Contract assets	6,609	5,240
Other current assets	7,831	6,346
Total current assets	202,125	209,801
Property and equipment, net	12,060	11,454
Operating lease right-of-use assets	11,508	10,580
Goodwill	94,159	94,612
Intangible assets, net of accumulated amortization	28,743	36,209
Deferred income taxes	8,158	7,863
Contract assets - non-current	2,329	3,355
Other assets	10,451	8,668
Total assets	$369,533	$382,542
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$5,300	$10,835
Deferred revenue	36,607	30,338
Accrued wages and payroll taxes	12,631	15,415
Short-term income taxes payable	2,459	7,410
Other accrued expenses	8,292	8,786
Deferred compensation	1,350	1,028
Total current liabilities	66,639	73,812
Long-term deferred revenue	12,644	15,259
Long-term lease liability	12,523	11,299
Other long-term liabilities	8,227	8,297
Long-term income taxes payable	5,905	6,958
Deferred income taxes	4,379	4,623
Total liabilities	110,317	120,248
Stockholders' equity
Preferred stock: 500 shares authorized, none issued and outstanding at December 31, 2020 and 2019	—	—
Common stock: $.001 par value per share, 75,000 shares authorized; 40,356 and 40,207 issued and outstanding at September 30, 2020 and December 31, 2019, respectively	40	40
Additional paid-in capital	97,378	96,109
Accumulated income	175,488	179,440
Accumulated other comprehensive loss	(13,690)	(13,295)
Total stockholders' equity	259,216	262,294
Total liabilities and stockholders' equity	$369,533	$382,542

(1)	2019 results have been revised to correct for certain immaterial misstatements. For additional information, see the “Revision of Prior Period Financial Statements” section of this press release.

OneSpan Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands, unaudited)

	Nine months ended September 30,
	2020	2019 (1)
Cash flows from operating activities:
Net income (loss)	$(3,699)	$3,280
Adjustments to reconcile net income (loss) from operations to net cash provided by (used in) operations:
Depreciation and amortization of intangible assets	9,193	8,579
Loss on disposal of assets	75	—
Deferred tax benefit	(356)	(508)
Stock-based compensation	3,232	1,778
Changes in operating assets and liabilities:
Accounts receivable, net	8,589	(18,988)
Inventories, net	5,790	(4,549)
Contract assets	(379)	538
Accounts payable	(5,551)	5,895
Income taxes payable	(5,985)	(2,740)
Accrued expenses	(3,694)	(2,351)
Deferred compensation	322	(47)
Deferred revenue	3,268	(2,318)
Other assets and liabilities	(3,376)	(2,231)
Net cash provided by (used in) operating activities	7,429	(13,662)

Cash flows from investing activities:
Purchase of short term investments	(23,295)	(24,663)
Maturities of short term investments	21,980	21,250
Additions to property and equipment	(2,710)	(4,196)
Other	(98)	—
Net cash used in investing activities	(4,123)	(7,609)

Cash flows from financing activities:
Tax payments for restricted stock issuances	(1,963)	(394)
Net cash used in financing activities	(1,963)	(394)

Effect of exchange rate changes on cash	306	(154)

Net increase (decrease) in cash	1,649	(21,819)
Cash, cash equivalents, and restricted cash, beginning of period	85,129	77,555
Cash, cash equivalents, and restricted cash, end of period	$86,778	$55,736

(1) 2019 results have been revised to correct for certain immaterial misstatements. For additional information, see the “Revision of Prior Period Financial Statements” section of this press release.

Revenue by major products and services (in thousands, unaudited):

	Three months ended September 30,		Nine months ended September 30,
	2020	2019 (2)	2020	2019 (2)
Hardware products	$21,687	$42,027	$65,613	$95,356
Software licenses (1)	8,562	19,188	38,280	37,319
Subscription	7,446	5,556	19,286	16,163
Professional services	1,353	2,338	4,100	3,995
Maintenance, support and other	12,391	10,582	35,484	30,120
Total Revenue	$51,439	$79,691	$162,763	$182,953

(1) Software licenses revenue is earned under both term-based and perpetual license agreements.

Recurring Revenue (in thousands, unaudited):

	Three months ended September 30,		Nine months ended September 30,
	2020	2019 (2)	2020	2019 (2)
Subscription	$7,446	$5,556	$19,286	$16,163
Term-based software licenses	2,276	7,088	16,470	9,696
Maintenance, support and other	12,391	10,582	35,484	30,120
Total Recurring Revenue	$22,113	$23,226	$71,240	$55,979

(2) 2019 results have been revised to correct for certain immaterial misstatements. For additional information, see the “Revision of Prior Period Financial Statements” section of this press release.

Non-GAAP Financial Measures

We report financial results in accordance with GAAP. We also evaluate our performance using certain non-GAAP operating metrics, namely Adjusted EBITDA, non-GAAP Net Income and non-GAAP diluted EPS. Our management believes that these measures provide useful supplemental information regarding the performance of our business and facilitates comparisons to our historical operating results. We believe these non-GAAP operating metrics provide additional tools for investors to use to compare our business with other companies in the industry.

These non-GAAP measures are not measures of performance under GAAP and should not be considered in isolation, as alternatives or substitutes for the most directly comparable financial measures calculated in accordance with GAAP. While we believe that these non-GAAP measures are useful within the context described below, they are in fact incomplete and are not a measure that should be used to evaluate our full performance or our prospects. Such an evaluation needs to consider all of the complexities associated with our business including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business, and how taxes affect the final amounts that are or will be available to shareholders as a return on their investment. Reconciliations of the non-GAAP measures to the most directly comparable GAAP financial measures are found below.

Adjusted EBITDA

We define Adjusted EBITDA as net income before interest, taxes, depreciation, amortization, long-term incentive compensation, and certain non-recurring items, including acquisition related costs, lease exit costs, rebranding costs, and accruals for legal contingencies. We use Adjusted EBITDA as a simplified measure of performance for use in communicating our performance to investors and analysts and for comparisons to other companies within our industry. As a performance measure, we believe that Adjusted EBITDA presents a view of our operating results that is most closely related to serving our customers. By excluding interest, taxes, depreciation, amortization, long-term incentive compensation, and certain non-recurring items, we are able to evaluate performance without considering decisions that, in most cases, are not directly related to meeting our customers’ requirements and were either made in prior periods (e.g., depreciation, amortization, long-term incentive compensation, lease exit costs, reversal of a prior period legal contingency accrual), or deal with the structure or financing of the business (e.g., interest, acquisition related costs, rebranding costs) or reflect the application of regulations that are outside of the control of our management team (e.g., taxes). Similarly, we find the comparison of our results to those of our competitors is facilitated when we do not consider the impact of these items.

Reconciliation of Net Income to Adjusted EBITDA

(in thousands, unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019 (1)	2020	2019 (1)
Net income (loss)	$(1,678)	$11,847	$(3,699)	$3,280
Interest income, net	(56)	(228)	(389)	(432)
Provision for income taxes	95	3,855	1,758	4,208
Depreciation and amortization of intangible assets	3,096	2,845	9,193	8,579
Long-term incentive compensation	1,281	829	4,161	3,316
Adjusted EBITDA	$2,738	$19,148	$11,024	$18,951

(1) 2019 results have been revised to correct for certain immaterial misstatements. For additional information, see the “Revision of Prior Period Financial Statements” section of this press release.

Non-GAAP Net Income & Non-GAAP Diluted EPS

We define non-GAAP net income and non-GAAP diluted EPS, as net income or EPS before the consideration of long-term incentive compensation expenses, the amortization of intangible assets, and certain non-recurring items. We use these measures to assess the impact of our performance excluding items that can significantly impact the comparison of our results between periods and the comparison to competitors.

Long-term incentive compensation for management and others is directly tied to performance and this measure allows management to see the relationship of the cost of incentives to the performance of the business operations directly if such incentives are based on that period’s performance. To the extent that such incentives are based on performance over a period of several years, there may be periods which have significant adjustments to the accruals in the period but which relate to a longer period of time, and which can make it difficult to assess the results of the business operations in the current period. In addition, the Company’s long-term incentives generally reflect the use of restricted stock grants or cash awards while other companies may use different forms of incentives the cost of which is determined on a different basis, which makes a comparison difficult. We exclude amortization of intangible assets as we believe the amount of such expense in any given period may not be correlated directly to the performance of the business operations and that such expenses can vary significantly between periods as a result of new acquisitions, the full amortization of previously acquired intangible assets or the write down of such assets due to an impairment event. However, intangible assets contribute to current and future revenue and related amortization expense will recur in future periods until expired or written down.

We also exclude certain non-recurring items including impacts of tax reform, acquisition related costs, rebranding costs, lease exit costs, and reserves for certain legal contingencies as these items are unrelated to the operations of our core business. By excluding these items, we are better able to compare the operating results of our underlying core business from one reporting period to the next.

We make a tax adjustment based on the above adjustments resulting in an effective tax rate on a non-GAAP basis, which may differ from the GAAP tax rate. We believe the effective tax rates we use in the adjustment are reasonable estimates of the overall tax rates for the Company under its global operating structure.

Reconciliation of Net Income to Non-GAAP Net Income

(in thousands, unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019 (1)	2020	2019 (1)
Net income (loss)	$(1,678)	$11,847	$(3,699)	$3,280
Long-term incentive compensation	1,281	829	4,161	3,316
Amortization of intangible assets	2,360	2,335	7,049	7,051
Tax impact of adjustments (2)	(728)	(633)	(2,242)	(2,073)
Non-GAAP net income (loss)	$1,235	$14,378	$5,269	$11,574

Non-GAAP net income per share	$0.03	$0.36	$0.13	$0.29

Weighted average number of shares used to compute Non-GAAP diluted earnings per share	40,283	40,129	40,294	40,099

(1) 2019 results have been revised to correct for certain immaterial misstatements. For additional information, see the “Revision of Prior Period Financial Statements” section of this press release.
(2) The tax impact of adjustments is calculated as 20% of the adjustments in all periods.

Revision of Prior Period Financial Statements

As previously announced, the Company identified immaterial errors related to certain contracts with customers involving term software licenses in prior period results previously reported. The net contract assets that originated from a portion of these contracts in prior periods were not properly accounted for in subsequent periods, which caused overstatements of revenue. The cumulative overstatements of revenue totaled $2.2 million from the first quarter in the year ended December 31, 2018 to the quarter ended March 31, 2020, representing less than 0.5% of total revenue in that time frame.

The Company believes these errors to be immaterial. To correct these immaterial errors related to prior periods, the Company adjusted the prior period revenue and related amounts in this earnings press release and expects to adjust the prior period revenue and related amounts in future filings with the SEC.

The following table presents the effects of the aforementioned revisions to our total revenue in prior periods.

	Three Months Ended
	March 31,	December 31,	September 31,	September 30,	March 31,	December 31,	September 31,	September 30,	March 31,
in thousands	2020	2019	2019	2019	2019	2018	2018	2018	2018
As Previously Reported	$ 56,492	$ 71,003	$ 79,725	$ 56,234	$ 47,608	$ 64,799	$ 52,495	$ 49,554	$ 45,432
Adjustments	(122)	(472)	(34)	(67)	(512)	(483)	(326)	(48)	(87)
As Revised	$ 56,370	$ 70,531	$ 79,691	$ 56,167	$ 47,096	$ 64,316	$ 52,169	$ 49,506	$ 45,345

Copyright© 2020 OneSpan North America Inc., all rights reserved. OneSpan™ is a registered or unregistered trademark of OneSpan North America Inc. or its affiliates in the U.S. and other countries.

Investor Contact:

Joe Maxa

M: +1-612-247-8592

O: +1-312-766-4009
Joe.Maxa@onespan.com